Exhibit (a)(5)

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                              FOR IMMEDIATE RELEASE

MacKenzie Patterson Fuller, Inc. announces extension of tender offer for 1999 Broadway Associates Limited Partnership.

Moraga, Calif. (Business Wire)--August 2, 2005-- Sutter Opportunity Fund 3, LLC; Sutter Opportunity Fund 3 (TE), LLC; MPF-NY 2005, LLC; MP Value Fund 7, LLC; MacKenzie Patterson Special Fund 6, LLC; MacKenzie Patterson Special Fund 6-A, LLC; MP Value Fund 6, LLC; MP Value Fund 8, LLC; MPF Flagship Fund 9, LLC; MPF DeWaay Premier Fund 2, LLC; MPF Acquisition Co 3 LLC; and Steven Gold (the "Purchasers") have extended the expiration date of their tender offer for Units of limited partnership interest (the "Units") in 1999 BROADWAY ASSOCIATES LIMITED PARTNERSHIP (the "Partnership"). The expiration date has been extended through August 6, 2005.

         As of the date hereof, a total of 12 limited partners have accepted our Offer and not withdrawn their Units; we do not know how many Units this represents because the Partnership did not provide us with this information. No other Units have been tendered to date.

         For further information, contact Christine Simpson at the below telephone number.

MacKenzie Patterson Fuller, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 925-631-9100